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                                                                    EXHIBIT 5.1


                [Letterhead of Wilson Sonsini Goodrich & Rosati]


                                 April 30, 2001


 Peregrine Systems, Inc.
 3611 Valley Centre Drive
 Fifth Floor
 San Diego, CA 92130


    RE: REGISTRATION STATEMENT ON FORM S-8:  EXTRICITY, INC.
        1996 STOCK OPTION PLAN
        ----------------------------------------------------

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 1, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 706,692 shares of your Common Stock (the "Shares") reserved for issuance under the Extricity, Inc. 1996 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

         It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies the Plan, are or will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.


                                 Very truly yours,

                                 WILSON SONSINI GOODRICH & ROSATI
                                 Professional Corporation


                                 /s/ Wilson Sonsini Goodrich & Rosati